SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                   ANN TAYLOR
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: N/A

    (2) Aggregate number of securities to which transaction applies: N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

    (4) Proposed maximum aggregate value of transaction: N/A

    (5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid: N/A

    (2) Form, Schedule or Registration Statement No.: N/A

    (3) Filing Party: N/A

    (4) Date Filed: N/A

                                   ANNTAYLOR
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2001

                                ---------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Thursday, May 3, 2001, at The Peninsula Hotel, 700 Fifth Avenue, New York, New York, for the following purposes:

     1. To elect three Class I Directors of the Company, each to serve for a term of three years;

     2. To ratify the appointment by the Company of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2001; and

     3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 28, 2001 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 1372 Broadway, New York, New York, for at least ten days prior to the meeting, and will also be available for inspection at the meeting.

                                            By Order of the Board of Directors,


                                            Jocelyn F.L. Barandiaran
                                            SECRETARY

New York, New York
April 5, 2001





--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD, AND MAILING IT TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR ELECTRONICALLY IF YOU CHOOSE. INSTRUCTIONS FOR VOTING BY TELEPHONE OR ELECTRONICALLY ARE INCLUDED WITH THE ENCLOSED PROXY CARD. VOTING VIA PROXY, BY TELEPHONE OR ELECTRONICALLY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.

--------------------------------------------------------------------------------

                                   ANNTAYLOR

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2001

                                PROXY STATEMENT

                                ---------------

     This Proxy Statement is being furnished to the stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m. on Thursday, May 3, 2001, at The Peninsula Hotel, 700 Fifth Avenue, New York, New York, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon: (1) the election of three Class I Directors, each to serve for a term of three years; and (2) a proposal to ratify the appointment of the Company's independent auditors for fiscal year 2001.

     This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 5, 2001.


                    VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's common stock, par value $.0068 per share ("Common Stock"), at the close of business on March 28, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 28,889,631 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

     Each stockholder is entitled to one vote per share, in person or by proxy, for each share of Common Stock held of record in such stockholder's name as of the Record Date, on any matter submitted to a vote of stockholders at the Annual Meeting.

     The Class I Directors will be elected by the affirmative vote of holders of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting.

     Ratification of the appointment of the Company's independent auditors for the Company's 2001 fiscal year requires the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     In determining whether each of the proposals submitted to a vote of the stockholders has received the requisite number of affirmative votes, (i) abstentions will not be counted as votes cast in connection with determining the plurality required to elect directors and will have no effect on the outcome of that vote, and (ii) abstentions will be counted as shares present and entitled to vote and will have the same effect as a vote against the ratification of the appointment of the Company's independent auditors.

     Shares of Common Stock that are represented by properly executed proxies and received in time for voting at the Annual Meeting (that have not been revoked) will be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them:

     (1) FOR the election of the Board of Directors' nominees for Class I Directors; and

     (2) FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors for the Company's 2001 fiscal year.

     No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

     For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at an annual meeting, see "Stockholder Proposals for the 2002 Annual Meeting".

     Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any proposal to be acted on at the Annual Meeting.

     Stockholders who execute the enclosed proxy or who vote by telephone or electronically may still attend the Annual Meeting and vote in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or by giving a later-voted written, telephone or electronic proxy to the Secretary of the Company, 1372 Broadway, New York, New York 10018, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy or an earlier vote.

     This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

     The principal executive offices of the Company are located at 142 West 57th Street, New York, New York 10019.

                                   PROPOSAL 1

                          ELECTION OF CLASS I DIRECTORS

     The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, serving staggered three-year terms. The Company's Certificate of Incorporation requires that such classes be as nearly equal in number of directors as possible.

     At the Annual Meeting, three Class I Directors are to be elected to serve three-year terms ending in the year 2004, or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Robert C. Grayson, Rochelle B. Lazarus, and J. Patrick Spainhour for re-election as Class I Directors. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of a nominee unable to serve.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
               "FOR" THE COMPANY'S NOMINEES AS CLASS I DIRECTORS.

     Set forth below is a brief biography of each nominee for election as a Class I Director and of all other members of the Board of Directors who will continue in office.

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                               TERM EXPIRING 2004

     ROBERT C. GRAYSON, AGE 56. Mr. Grayson has been a Director of the Company and its wholly owned operating subsidiary, AnnTaylor, Inc. ("Ann Taylor"), since April 1992. He has been president of Robert C. Grayson & Associates, Inc., a retail marketing consulting firm, since February 1992. He has also served as chairman of Berglass-Grayson, a management consulting firm, since June 1995. He was a vice chairman of the board of Tommy Hilfiger Corp., an apparel manufacturer and retailer, and chairman of the board of Tommy Hilfiger Retail, a subsidiary of such company, from June 1994 to March 1996. Mr.Grayson is also a director of Sunglass Hut International, Inc., Kenneth Cole Productions, Inc. and Frisby Technologies Inc.

     ROCHELLE B. LAZARUS, AGE 53. Ms. Lazarus has been a Director of the Company and Ann Taylor since April 1992. She has been chief executive officer of Ogilvy & Mather Worldwide, an advertising agency, since September 1996, and also chairman of Ogilvy & Mather Worldwide since March 1997. She was president and chief operating officer of Ogilvy & Mather Worldwide from December 1995 to September 1996.

     J. PATRICK SPAINHOUR, AGE 51. Mr. Spainhour has been Chairman and Chief Executive Officer of the Company and Ann Taylor since August 1996 and a Director of the Company and Ann Taylor since February 1996. From February 1996 to August 1996, he was President and Chief Operating Officer of the Company and Ann Taylor. From August 1994 to February 1996, Mr. Spainhour was executive vice president and chief financial officer of The Donna Karan Company, a designer apparel company.

                          INCUMBENT CLASS II DIRECTORS
                               TERM EXPIRING 2002

     JAMES J. BURKE, JR., AGE 49. Mr. Burke has been a Director of the Company and Ann Taylor since February 1989. He has been a partner of Stonington Partners, Inc. ("Stonington Partners"), a private investment firm, since November 1993, and a director of that firm since August 1993. Mr.Burke also served as a consultant to Merrill Lynch Capital Partners, Inc., a private investment firm associated with Merrill Lynch & Co., Inc. ("Merrill Lynch"), from 1994 through 2000. Mr.Burke is also the chairman of a restaurant company that recently filed for bankruptcy protection. Mr.Burke is also a director of Education Management Corp., as well as several privately held companies.

     RONALD W. HOVSEPIAN, AGE 40. Mr. Hovsepian has been a Director of the Company and Ann Taylor since June 1998. He has been managing director of Internet Capital Group, an internet company engaged in business to business e-commerce through a network of partner companies, since March 2000. He was vice president of business development of International Business Machines Corporation ("IBM"), a supplier of advanced information processing products and services, from January 1999 to 2000; general manager of IBM's global retail and distribution industry solutions organization in 1998; and from 1996 to 1997 he was vice president, supply chain solutions at IBM.

                          INCUMBENT CLASS III DIRECTORS
                               TERM EXPIRING 2003

     GERALD S. ARMSTRONG, AGE 57. Mr. Armstrong has been a Director of the Company and Ann Taylor since February 1989. He has been a managing director of Arena Capital Partners, LLC, a private investment firm, since January 1998. Mr. Armstrong was a partner of Stonington Partners from November 1993 to December 1997, and a director of that firm from August 1993 to December 1997. Since June 1994, Mr. Armstrong has also served as a consultant to Merrill Lynch Capital Partners, Inc.

     WESLEY E. CANTRELL, AGE 66. Mr. Cantrell has been a Director of the Company and Ann Taylor since November 1998. He has been chief executive officer of Lanier WorldWide, Inc. ("Lanier"), a supplier of automated office imaging equipment and systems, since March 1987, and was the chairman of the board of directors of Lanier from November 1999 to January 2001. He is also a director of Environmental Design

International,   Ltd.,  a  private  company,   and  of  Impact   Ministries,   a
not-for-profit organization, and is a member of the advisory board of First Union National Bank of Atlanta.

     HANNE M. MERRIMAN, AGE 59. Ms. Merriman has been a Director of the Company and Ann Taylor since December 1993. She has been the principal in Hanne Merriman Associates, retail business consultants, since January 1992. Ms. Merriman is also a director of USAirways Group, Inc., The Rouse Company, State Farm Mutual Automobile Insurance Company, Ameren Corp., Central Illinois Public Service Company, T. Rowe Price Mutual Funds, and Finlay Enterprises, Inc. She also serves as a director of the Children's Hospital Foundation (part of the Children's National Medical Center), and is a member of the National Women's Forum.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Company's Board of Directors held nine meetings in fiscal 2000. Each Director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such Director served, except Ms. Lazarus, who attended 71% of such meetings. The Board of Directors has established standing Audit, Compensation and Governance Committees. The membership and functions of the standing committees of the Board of Directors are as follows:

     AUDIT COMMITTEE: The principal functions of the Audit Committee include recommending the Company's independent auditors and reviewing the terms of their engagement; conferring with the Company's independent auditors regarding the scope and results of their audit of the Company's financial statements, the Company's internal accounting controls and other matters; conferring with the Company's director of internal audit regarding planned activities of the Company's internal audit department and reviewing the results of such audits; and reviewing the adequacy of internal accounting controls and the results of fiscal policies and financial management of the Company. The Audit Committee held six meetings in fiscal 2000. The members of the Audit Committee are Mr. Armstrong (Chairman), Mr. Burke, Mr. Hovsepian and Ms. Merriman.

     COMPENSATION COMMITTEE: The principal functions of the Compensation Committee are to establish the Company's executive compensation practices; to review and approve or make recommendations regarding the compensation of the executive officers of the Company; and to administer certain of the Company's benefit plans, including its stock option plans and other incentive compensation plans. The Compensation Committee held five meetings in fiscal 2000. The members of the Compensation Committee are Mr. Armstrong, Mr. Cantrell, Mr. Grayson (Chairman) and Ms. Lazarus.

     GOVERNANCE COMMITTEE: The principal functions of the Governance Committee are to make recommendations to the Board of Directors on matters concerning corporate governance and directorship practices. This Committee advises the Board on the size and composition of the Board and its Committees, including qualification of directors. The Governance Committee will consider nominees recommended by stockholders. To be considered, such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data, and the written consent of the proposed nominee to serve, if elected. In addition, the Company's By-Laws provide procedures under which stockholders may directly nominate persons for election as directors. See "Stockholder Proposals for the 2002 Annual Meeting". The Governance Committee also recommends schedules for Board meetings and makes recommendations to the Company of matters for Board review. The Governance Committee held one meeting in fiscal 2000. The members of the Governance Committee are Mr. Burke, Mr. Cantrell, Mr. Grayson and Ms. Merriman (Chairman).

COMPENSATION OF DIRECTORS AND RELATED MATTERS

     Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company or Ann Taylor. All other Directors (referred to below as "non-employee Directors") receive an annual retainer of $20,000, plus $1,000 for each meeting of the Board or Committee of the Board that they attend. Committee chairs also receive an annual stipend of $3,000 for their service as such. In addition, each non-employee Director receives an annual grant of an option to purchase 2,000 shares of Common Stock. Any new non-employee Director joining the Board also receives at the time of election an initial grant of an option to purchase 7,500 shares of Common Stock.

     All stock option grants to Directors are made under the AnnTaylor Stores Corporation 1992 Stock Option and Restricted Stock and Unit Award Plan (as restated and amended, the "Stock Option Plan"), have an exercise price equal to the Fair Market Value (as defined under the Stock Option Plan) of a share of Common Stock on the date of grant, and have a term of ten years. Directors' rights to exercise stock options vest on the first anniversary of the date of grant.


                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has reappointed the firm of Deloitte & Touche LLP ("Deloitte"), Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for fiscal 2001. Deloitte has served as the independent auditors of the Company since January 1989.

     AUDIT FEES--During fiscal 2000, Deloitte billed the Company $340,000 for professional services rendered for the audit of the Company's consolidated financial statements for fiscal 2000, and for the review during fiscal 2000 of the financial statements included in the Company's Quarterly Reports on Form 10Q.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES--During fiscal 2000, Deloitte did not perform any services for the Company relating to Financial Information Systems Design and Implementation, as such services are described in Regulation S-X, promulgated under the Securities Act of 1933, as amended.

     ALL OTHER FEES--During fiscal 2000, Deloitte billed the Company $213,000 for other professional services.

     The Audit Committee has considered the non-audit services rendered by Deloitte for the Company and has determined that such services do not compromise Deloitte's independence.

     Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request stockholder ratification of the selection of the Company's independent auditors. If stockholders do not approve ratification of the selection of such auditors, the Board of Directors will reconsider the selection. Ratification requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
          RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
           INDEPENDENT AUDITORS FOR THE COMPANY FOR FISCAL YEAR 2001.

     Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

                             AUDIT COMMITTEE REPORT

INTRODUCTION

     The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's audit, accounting and financial reporting processes in order to support the integrity of the Company's financial statements and reports and other accounting functions. It fulfills its responsibilities by monitoring the Company's accounting and financial reporting practices and the Company's system of internal controls; reviewing the financial information and related disclosures provided to stockholders; and communicating regularly with management and the Company's independent auditors regarding such matters.

STRUCTURE AND MEMBERSHIP

     The Audit Committee is governed by a Charter, a copy of which is attached as Exhibit A. Under the terms of this Charter, the Audit Committee shall consist of at least three members of the Board of Directors, one of whom shall chair the Committee, and it shall meet at least four times annually. The Charter requires that each member of the Committee be independent of the Company and its management. The Committee reports to the Board of Directors periodically with respect to its activities and its recommendations.

     The Audit Committee currently consists of four directors, all of whom are independent as such term is defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. No member of the Committee is an officer of the Company, nor has any member of the Committee been an officer of the Company within the past three years. No member of the Audit Committee has any relationship with the Company that, in the opinion of the Board of Directors, would interfere with his or her independence from management and the Company. Each member of the Audit Committee is, in the judgment of the Board, financially literate, and at least one member of the Committee has accounting or related financial management experience.

COMMITTEE ACTIVITIES

     In discharging  its oversight  responsibilities  for fiscal 2000, the Audit
Committee: (1) reviewed and discussed the audited financial statements with management and with the Company's independent auditors; (2) discussed with the Company's independent auditors the material required to be discussed by Statement on Auditing Standards No. 61, promulgated by the Accounting Standards Board of the American Institute of Certified Public Accountants; and (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may affect the auditor's objectivity and independence.

     The Audit Committee has received written disclosure from Deloitte that Deloitte is independent, as required by the Independence Standards Board's Standard No. 1. Deloitte has informed the Audit Committee that it has disclosed to the Audit Committee in writing all relationships between Deloitte and the Company and its subsidiaries that, in Deloitte's professional judgment, may reasonably be thought to bear on independence. Deloitte also has confirmed, in writing, that, in its professional judgment, it is independent of the Company within the meaning of the securities laws.

     The Audit Committee also conferred periodically with the Company's director of internal audit regarding planned activities of the Company's internal audit department and reviewed the results of such audits. The Committee also reviewed the findings of the Company's internal audit department and Deloitte on the adequacy of the Company's internal accounting controls and the results of fiscal policies and financial management of the Company.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended February 3, 2001 be included in the Company's Annual Report on Form 10-K for such fiscal year, for filing with the Securities and Exchange Commission (the "Commission").

                                     Gerald S. Armstrong (Chairman)
                                     James J. Burke, Jr.
                                     Ronald W. Hovsepian
                                     Hanne M. Merriman

                             STOCK PERFORMANCE GRAPH

     The following graph compares the percentage changes in the Company's cumulative total stockholder return on the Company's Common Stock for the five-year period ended February 3, 2001, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Dow Jones Retail, Apparel Index ("DJ Apparel") for the same period. In accordance with the rules of the Commission, the returns are indexed to a value of $100 at February 2, 1996 and assume that all dividends were reinvested.


             COMPARISON OF FIVE-YEAR ANNUAL CUMULATIVE TOTAL RETURN
                 ANN TAYLOR, S&P 500 Index, AND DJ APPAREL INDEX


          [The table below represents line chart in the printed piece.]

                Ann Taylor                    Dow Jones
               Stores Corp.    S & P 500   Retail, Apparel
               ------------    ---------   ---------------
2/2/96            100             100           100
2/1/97            151.65          126.34        123.07
1/31/98           102.75          160.34        195.47
1/30/99           340.66          212.43        329.33
1/29/00           195.6           234.41        296.85
2/3/01            237.27          232.3         346.28

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     As of March 28, 2001, the Record Date, the outstanding Common Stock was held of record by 593 stockholders. The following table sets forth certain information as of the Record Date concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the named executives listed in Table I, below, under "Executive Compensation", and by all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                                                        NO. OF
                                                                       SHARES OF
NAME OF BENEFICIAL OWNER                                             COMMON STOCK    PERCENT
-----------------------                                             --------------   -------
FMR Corp. and affiliates (a) ......................................    4,326,058      15.0%
Mellon Financial Corp. and affiliates (b) .........................    2,742,338       9.5%
Citigroup Inc. (c) ................................................    1,808,512       6.3%
American Express Company and affiliates (d) .......................    1,787,899       6.2%
Lord, Abbett & Co. (e) ............................................    1,549,707       5.4%
Perkins, Wolf, McDonnell & Company (f) ............................    1,475,675       5.1%
J. Patrick Spainhour (g)(h) .......................................      264,000          *
Patricia DeRosa (g)(i) ............................................      138,500          *
Barry Erdos (g) ...................................................       61,870          *
Jocelyn F.L. Barandiaran (g) ......................................       17,768          *
James M. Smith (g) ................................................       15,198          *
Gerald S. Armstrong (g)(j) ........................................       14,964          *
James J. Burke, Jr. (g) ...........................................       56,920          *
Wesley E. Cantrell (g) ............................................       11,500          *
Robert C. Grayson (g) .............................................       38,500          *
Ronald W. Hovsepian (g) ...........................................       13,500          *
Rochelle B. Lazarus (g)(k) ........................................       14,100          *
Hanne M. Merriman (g) .............................................       13,700          *
All executive officers and directors as a group (13 persons) (l) ..      663,887       2.3%


-----------
*   Less than 1%

(a) Pursuant to an amended Schedule 13G dated February 13, 2001, and filed with the Commission by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson (collectively, the "FMR Group"), each of the members of the FMR Group had beneficial ownership of 4,326,058 shares. Of such shares, FMR Corp. and Edward C. Johnson, through their control of Fidelity Management & Research Company, each had sole dispositive power with respect to 2,492,975 shares; FMR Corp. and Edward C. Johnson, through their control of Fidelity
    Management  Trust  Company,  each had sole  voting  power  with  respect  to
    1,183,640 shares and sole dispositive power with respect to 1,240,940 shares; Fidelity International Limited had sole voting and dispositive power with respect to 592,143 shares, as to which the reporting persons disclaim beneficial ownership. According to the amended Schedule 13G, Edward C. Johnson 3d, Abigail P. Johnson and other members of the Johnson family, through their ownership of voting stock of FMR Corp., may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The address for each of FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, MA 02109.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(b) Pursuant to a Schedule 13G dated January 17, 2001, and filed with the Commission by Mellon Financial Corporation, The Boston Company, Inc., and The Boston Company Asset Management, LLC (collectively "Mellon"), Mellon is deemed to beneficially own 2,742,338 shares, and to have sole voting power with respect to 2,345,138 shares, shared voting power with respect to 109,900 shares, sole dispositive power with respect to 2,729,438 shares, and shared dispositive power with respect to 1,200 shares; of the shares reported above for Mellon, The Boston Company, Inc. is deemed to beneficially own 2,030,820 shares, to have sole voting power with respect to 1,648,800 shares, shared voting power with respect to 109,900 shares, sole dispositive power with respect to 2,030,800 shares, and shared dispositive power with respect to no shares; and, of the shares reported above for Mellon and The Boston Company, Inc., The Boston Company Asset Management, LLC, is deemed to beneficially own 1,708,500 shares, to have sole voting power with respect to 1,326,500 shares, shared voting power with respect to 109,900 shares, sole dispositive power with respect to 1,708,500 shares and shared dispositive power with respect to no shares. The address for Mellon is One Mellon Center, Pittsburgh, Pennsylvania 15258.

(c) Pursuant to a Schedule 13G dated February 16, 2001 and filed with the Commission by Citigroup Inc. ("Citigroup"), Citigroup beneficially owned 1,808,512 shares, had shared voting and shared dispositive power with respect to all such shares, and sole voting and sole dispositive power with respect to no shares. The address for Citigroup is 399 Park Avenue, New York 10043.

(d) Pursuant to a Schedule 13G dated December 31, 1999 and filed with the Commission by American Express Company and American Express Financial Corporation (together, "Amex"), as of December 31, 1999, Amex is deemed to beneficially own 1,787,899 shares, but American Express Company disclaims beneficial ownership of these shares. Amex had shared voting power with respect to 23,162 shares, and shared dispositive power with respect to 1,787,899 shares, and sole voting and dispositive power with respect to no shares. The address for American Express Company is American Express Tower, 200 Vesey Street, New York NY 10285; the address for American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440.

(e) Pursuant to a Schedule 13G dated January 12, 2001 and filed with the Commission by Lord, Abbett & Co. ("Lord Abbett"), Lord Abbett beneficially owned 1,549,707 shares, and had sole voting and sole dispositive power with respect to all such shares, and shared voting and shared dispositive power with respect to no shares. The address for Lord Abbett is 90 Hudson Street, Jersey City, NJ 07302.

(f) Pursuant to a Schedule 13G dated February 15, 2001 and filed with the Commission by Perkins, Wolf, McDonnell & Company ("Perkins Wolf"), Perkins Wolf beneficially owned 1,475,675 shares, and had sole voting and dispositive power with respect to 11,900 shares, and shared voting and dispositive power with respect to 1,463,775 shares. The address for Perkins Wolf is 53 W. Jackson Boulevard, Chicago, Illinois 60604.

(g) The shares listed include shares subject to options exercisable within 60 days of March 28, 2001 as follows: Mr. Armstrong, 4,000 shares; Mr. Burke, 4,000 shares; Mr. Cantrell, 11,500 shares; Mr. Grayson, 13,500 shares; Mr. Hovsepian, 13,500 shares; Ms. Lazarus, 13,500 shares; Ms. Merriman, 13,500 shares; Mr. Spainhour, 190,000 shares; Ms. DeRosa, 118,500 shares; Mr. Erdos, 17,000 shares; Ms. Barandiaran, 16,435 shares; and Mr. Smith, 7,998 shares. The shares listed also include restricted shares which have not yet vested and which are subject to forfeiture, as follows: Mr. Spainhour 25,000 shares; Mr. Erdos 31,667 shares; and Mr. Smith 7,000 shares.

(h) 10,000 of these shares are held by Par 4 Holdings, LLC, a limited liability company of which Mr. Spainhour and his spouse are the sole members.

(i) Ms. DeRosa resigned from her positions as a director and officer of the Company, Ann Taylor and their subsidiaries effective January 15, 2001.

(j) Includes 1,000 shares owned by Jeffrey S. Armstrong and 1,000 shares owned by Andrew B. Armstrong, Mr. Armstrong's sons, and 1,000 shares held by Mr. Armstrong's spouse as custodian for another of their children. Mr. Armstrong disclaims beneficial ownership of these shares.

(k) 600 of these shares are held in a pension fund of which Ms. Lazarus' spouse is the sole beneficiary. Ms. Lazarus has no voting or investment power with respect to these shares.

(l) The shares listed include 426,264 shares subject to options exercisable within 60 days of March 28, 2001, and 63,667 restricted shares that have not yet vested and are subject to forfeiture.

                            SECTION 16(a) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (as amended) (the "Exchange Act"), requires the Company's directors and certain officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership and changes in their ownership of Common Stock. Copies of
Section 16(a) reports are required to be furnished to the Company. Based solely on a review of the copies of such statements furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during fiscal year 2000, all transactions were reported on a timely basis, except that Mr. Spainhour's Form 5 filing was made on April 17, 2000.


                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of the Company as of March 28, 2001:

NAME                           POSITION AND OFFICES
----                           --------------------

J. Patrick Spainhour ........  Chairman, Chief Executive Officer and Director of
                               the Company and Ann Taylor

Barry Erdos .................  Senior   Executive   Vice   President  and  Chief
                               Operating Officer of the Company and Ann Taylor

Jocelyn F.L. Barandiaran ....  Senior   Vice   President--General   Counsel  and
                               Secretary of the Company and Ann Taylor

James M. Smith ..............  Senior Vice  President--Chief  Financial Officer,
                               Treasurer and Assistant Secretary of the Company and Ann Taylor

Sallie A. DeMarsilis ........  Vice  President and Controller of the Company and
                               Ann Taylor


     Information regarding Mr. Spainhour is set forth above under "Nominees for Class I Directors".

     BARRY ERDOS, AGE 56. Mr. Erdos has been Senior Executive Vice President and Chief Operating Officer of the Company and Ann Taylor since March 2001. He was Executive Vice President--Chief Financial Officer and Treasurer of the Company and Ann Taylor from March 1999 to March 2001. Prior to that, he was chief operating officer of J. Crew Group, Inc., a mail order and store retailer of apparel, shoes and accessories, from February 1998 to January 1999. From 1987 to January 1998, he held various positions with The Limited Inc., a specialty retailer of apparel and other products, including, from 1997 to 1998, executive vice president and chief financial officer for the Limited Express division, and from 1995 to 1997, as executive vice president and chief financial officer for the Lane Bryant division.

     JOCELYN F.L. BARANDIARAN, AGE 40. Ms. Barandiaran has been Senior Vice President--General Counsel and Secretary of the Company and Ann Taylor since October 1996. She served as Vice President--General Counsel and Secretary of the Company and Ann Taylor from May 1992 to September 1996.

     JAMES M. SMITH, AGE 39. Mr. Smith has been Senior Vice President--Chief Financial Officer and Treasurer of the Company and Ann Taylor since March 2001. Prior to that, he was Vice President--Controller and Assistant Treasurer of the Company from March 1997 to March 2001, and was Vice President--Controller and Assistant Treasurer of Ann Taylor from February 1995 to March 2001. He has also held the position of Assistant Secretary of both the Company and Ann Taylor since June 1998.

     SALLIE A. DEMARSILIS, AGE 36. Ms. DeMarsilis has been Vice President and Controller of the Company and Ann Taylor since March 2001. Prior to that, she was Senior Director and Assistant Controller of the Company and Ann Taylor from May 2000 to March 2001, and was Assistant Controller of the Company and Ann Taylor from November 1994 to March 2001. She has also held the position of Assistant Treasurer of Ann Taylor since February 1995.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's compensation practices are designed to attract, retain and motivate highly talented, results-oriented executives of experience and ability, and to provide these executives with appropriate incentives to achieve the Company's financial and strategic objectives. The Company's compensation programs are designed to "pay for performance", utilizing a combination of annual base salary, a cash incentive compensation program that rewards executives for achievement of short term objectives, and long term incentive programs, including a long-term cash incentive compensation plan and a stock option plan, that reward executives based on long term corporate performance.

     The Compensation Committee reviews the Company's compensation practices and programs annually, in consultation with a nationally recognized compensation consultant, in order to ensure that the Company's compensation programs are achieving their desired effects and to obtain information regarding industry compensation practices and developments, generally, and comparative data necessary to evaluate executive compensation.

     An executive's annual base salary generally is intended to be positioned within a range comparable to the competitive median salary, but the executive's targeted total compensation, including long term incentives, is intended to be positioned above median, up to approximately the 75th percentile of competitive practice, provided that performance objectives are achieved. In determining an individual executive's compensation, consideration is given to, among other things, the executive's experience and anticipated contribution to the Company, as well as to compensation paid to like executives at other companies. No specific weight is given to any of these considerations. The other companies used in evaluating the competitive position of the Company's compensation programs, as well as for evaluating the compensation of individual executives, consist of companies in the apparel and retail industries, including companies among the Dow Jones Retail, Apparel Index, to the extent information is available.

ANNUAL CASH COMPENSATION

     As noted above, an executive's base salary typically is set at an amount that is approximately at the median range of compensation for equivalent positions. Thus, base compensation alone is less than the executive's targeted total compensation level. In order to attain the targeted compensation level, the executive is dependent, in part, upon earning the variable, performance-based incentive component that is provided for under the Company's Management Performance Compensation Plan (the "Annual Performance Plan"). This cash compensation structure is intended to provide executives with a balance between compensation security and appropriate incentives to use their best efforts to cause the Company to achieve and exceed its strategic objectives.

     Under the Annual Performance Plan, each year the Compensation Committee establishes an annual threshold net income target that must be achieved before incentive compensation may be paid to any participant under the plan for the year. For each participant, there may also be established personalized divisional, work unit and/or individual performance objectives. As a result, the individual's incentive compensation relates not only to the achievement of the Company's profit objective, but also reflects the individual participant's role in the Company, their scope of influence on corporate or divisional results, and their personal job performance. An incentive compensation matrix is also established for each incentive period that provides for increased payments under the plan, for exceeding plan targets.

     If the performance targets established under the Annual Performance Plan are achieved, incentive compensation is paid such that, when added to the executive's base compensation, the executive achieves his or her targeted cash compensation level. If the performance targets are exceeded, the executive's contribution to this performance is reflected by a greater incentive compensation payment under the plan. Similarly, failure to reach the stated performance objectives results in the executive's performance compensation, and thus total cash compensation, being less than the targeted level.

LONG TERM COMPENSATION

     The other principal components of executive compensation are the Company's long term incentive programs, which are intended to focus executives' efforts on the Company's long term financial performance and on enhancing the market value of the Company's Common Stock. These objectives are achieved through a Long Term Cash Incentive Compensation Plan (the "Long Term Cash Plan") that, as described below, provides for cash rewards for achievement of long term earnings targets, and through the Company's stock option plan, that gives executives a financial interest as beneficial owners of Company Common Stock.

     Under the Long Term Cash Plan, each year the Committee designates a consecutive three-year period as a "performance cycle", and establishes a three-year cumulative earnings per share target that must be achieved by the end of the three-year cycle, in order for incentive compensation to be paid under the plan at the end of the cycle. The Committee believes that there should be a direct correlation between achievement of these cumulative earnings per share targets and an increase in long term stockholder value. The Committee designated as participants under the Long Term Cash Plan for the current cycle the Ann Taylor officers who are Senior Vice Presidents or above, comprising the Ann Taylor Executive Committee. These executives are expected to have the greatest effect on the Company's long-term profitability and to enable the Company to meet and exceed its multi-year goals.

     The first three-year performance cycle that was established under the Long Term Cash Plan was the period from fiscal 1998 through 2000. The 1999-2001 period, the 2000-2002 period, and the 2001-2003 period also have been designated as performance cycles under this plan. These cycles are running concurrently, and are in varying stages of completion.

     The Company also makes periodic grants of stock options, approximately annually. The exercise price for stock options is set at a price equal to or greater than the market price of the Common Stock at the time of the grant. As a result, the options do not have any value to the executive unless the market price of the Common Stock rises. The Company believes that stock options further align executives' interests with those of stockholders and focuses management on building long term stockholder value.

     The Company may also make grants of shares of restricted stock when deemed necessary in order to attract or retain executives. Restricted stock awards are intended as special recognition for executives who make a superior contribution to achievement of the Company's goals, or in acknowledgment of the executive's potential for advancement beyond their current position.

ANALYSIS OF 2000 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee reviews the compensation arrangements for the Company's Chairman and Chief Executive Officer annually, typically in the first quarter of the fiscal year.

     In determining Mr. Spainhour's total compensation for fiscal 2000, the Committee considered the terms of his employment agreement, his length of service with the Company as Chairman and Chief Executive Officer, the Company's financial performance during the preceding year, future objectives and challenges for the Company, and Mr. Spainhour's individual performance and contributions to the Company. The Committee also considered competitive data regarding salaries and incentives awarded to other chief executives in the Company's industry and at Company competitors, among other things. In making its compensation decisions with respect to Mr. Spainhour, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

     The Committee believes that Mr. Spainhour has provided important leadership in the development of the Company's five-year strategic plan, and recognizes that the execution and the success of the plan can only be measured over time, as the plan's initiatives are implemented. The Committee also believes that Mr. Spainhour provides important leadership in enhancing the Company's corporate culture, and in supporting a corporate environment that values talent and innovation.

     Further, the Committee believes that a significant portion of the target compensation for the Chief Executive Officer should be represented by incentive, performance-based compensation--payable only if the Company achieves its financial objectives. As a result, a significant portion of Mr. Spainhour's annual compensation is performance-based, and a significant portion of the restricted shares and stock options awarded to him during fiscal 2000 (in connection with the renewal of his employment contract) were performance-based, vesting only if the Company achieves specified financial targets.

     In fiscal 2000, the Company did not meet the target range established by the Committee under the Annual Performance Plan for 2000. Consequently, Mr. Spainhour did not receive any compensation under the Company's Annual Performance Plan for fiscal 2000. The Company did, however, achieve the high end of the target range established by the Committee for the 1998-2000 Performance Cycle under the Long Term Cash Plan, resulting in a bonus payment to Mr. Spainhour of $850,000 for such cycle. Consistent with the Company's compensation philosophy, incentive compensation represented 50% of Mr. Spainhour's cash compensation for fiscal 2000, although his annual compensation was lower than it otherwise would have been had the Annual Performance Plan target been achieved.

     In accordance with the terms of the Company's employment agreement with Mr. Spainhour (described below under "Executive Compensation--Employment and Change in Control Agreements"), Mr. Spainhour's base compensation for fiscal 2000 was $850,000. In addition to his base salary, the Committee assigned to Mr. Spainhour a performance percentage of 80% under the Annual Performance Plan for fiscal 2000 and a performance percentage of 50% under the Long Term Cash Plan for the 2000-2002 Performance Cycle.

     Additionally, as required by his contract, Mr. Spainhour was awarded a total of 75,000 restricted shares under the Company's Stock Option Plan and certain options, as more fully discussed below.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     In 1998, the Company's stockholders adopted the Long Term Cash Plan; in 1997, the stockholders approved the amended Annual Performance Plan, which was originally adopted in 1992. These plans include provisions that allow the Company to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the named executive officers. As a result of adopting the Long Term Cash Plan and the amended Annual Performance Plan, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met, and the Company will be able to take a tax deduction for performance-based compensation in excess of $1 million per taxable year paid to each of the named executives listed in Table I.

     However, if compliance with Section 162(m) regulations conflicts with the Company's compensation philosophy or with what is believed to be the best interests of the Company and its stockholders, the Company may conclude that paying non-deductible compensation is more consistent with the compensation philosophy and in the Company's and the stockholders' best interests.

                                           Robert C. Grayson (CHAIRMAN)
                                           Gerald S. Armstrong
                                           Wesley E. Cantrell
                                           Rochelle B. Lazarus

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     As of the Record Date, there were no Compensation Committee interlocks.


                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the annual and long-term compensation awarded or paid for each of the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers of the Company, as of February 3, 2001 (collectively, the "named executives"). Ms. DeRosa resigned her position effective January 15, 2001.

                                     TABLE I
                    SUMMARY OF EXECUTIVE OFFICER COMPENSATION

                                                                                     LONG-TERM
                                           ANNUAL COMPENSATION                      COMPENSATION
                              -------------------------------------------- ------------------------------
                                                                OTHER      RESTRICTED  SECURITIES    LTIP     ALL OTHER
                              FISCAL                            ANNUAL       STOCK     UNDERLYING  PAYOUTS COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR  SALARY($)  BONUS ($)(a) COMPENSATION($) AWARDS($) OPTIONS(#)  ($)(b)     ($)(c)
---------------------------    ----  ---------  ------------ --------------  --------- ----------  ------- ------------
J. Patrick Spainhour .......   2000    $850,000      --           --       $1,000,000(d) 100,000  $850,000     $2,550
  Chairman and Chief           1999     808,333  $1,332,800       --          829,688(e) 400,000     --         2,556
  Executive Officer            1998     725,000     942,500       --           --         20,000     --         2,400

Patricia DeRosa (f) ........   2000     737,500     --            --          843,750(g) 140,000   600,000(h)   --
  Former President and         1999     662,500     793,800       --           --         35,000     --         --
  Chief Operating Officer      1998     600,000     660,000       --           --         10,000     --         --

Barry Erdos (i) ............   2000     445,833     --            --           --         18,000   180,000      3,113
  Senior Executive Vice        1999     360,820     369,500       --         842,500(j)   25,000     --         --
  President and Chief          1998      --         --            --           --          --        --         --
  Operating Officer

Jocelyn F.L. Barandiaran ...   2000     255,833     --            --           --         15,000   103,200      --
  Senior Vice President--      1999     243,000     116,678       --           --         15,000     --         --
  General Counsel and          1998     233,004     121,450       --           --          4,200     --         --
  Secretary

James M. Smith .............   2000     175,833     --            --           71,813(k)   5,000     --         2,581
  Senior Vice President--      1999     153,433      62,740       --           --          3,000     --         2,412
  Chief Financial Officer,     1998     145,600      65,520       --           --          2,000     --         2,184
  Treasurer and
  Assistant Secretary


-----------
(a) Bonus awards were earned pursuant to the Company's Management Performance Compensation Plan.

(b) The amounts shown in this column represent payments for the 1998-2000 cycle under the Company's Long Term Cash Plan.

(c) Represents contributions made by the Company on behalf of the named executives to its 401(k) Savings Plan.

(d) Represents the market value, on the date of grant, of 50,000 performance-vesting restricted shares of Common Stock granted to Mr. Spainhour on March 8, 2000. The value of these shares as of February 3, 2001, was $1,349,500. Mr. Spainhour's right to 25,000 of these shares lapsed on March 8, 2001, and these shares were canceled, as the performance target for fiscal 2000 was not achieved. Mr. Spainhour's right to the remaining

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

    25,000 shares vests on March 8, 2002, contingent on the Company achieving the performance target established by the Board of Directors for fiscal year 2001. Mr. Spainhour owns a total of 25,000 restricted shares. In accordance with the terms of the Company's Stock Option Plan, all of such restricted shares will vest upon the occurrence of an "Acceleration Event" (as defined in the Stock Option Plan). Mr. Spainhour would be entitled to receive dividends on these restricted shares if any dividends were paid by the Company on its Common Stock.

(e) Represents the market value, on the date of the grant, of 25,000 restricted shares of Common Stock granted to Mr. Spainhour on August 12, 1999, in connection with the amendment of his employment contract. The value of these shares as of February 3, 2001, was $674,750. Mr. Spainhour's right to these shares vested, and all restrictions lapsed, on March 8, 2000. Mr. Spainhour would be entitled to receive dividends on these restricted shares if any dividends were paid by the Company on its Common Stock.

(f) Ms. DeRosa resigned her position effective January 15, 2001.

(g) Represents the market value, on the date of grant, of 50,000 performance-vesting restricted shares of Common Stock granted to Ms. DeRosa on February 16, 2000. The value of these shares as of February 3, 2001, would have been $1,349,500. Ms. DeRosa's right to these shares lapsed and the shares were canceled upon Ms. DeRosa's resignation. Ms. DeRosa owns no restricted shares.

(h) Represents amounts attributable to the 1998-2000 cycle under the Company's Long Term Cash Plan which were payable pursuant to Ms. DeRosa's separation agreement (described below under "Executive Compensation--Employment and Change in Control Agreements").

(i) Mr. Erdos joined the Company as Executive Vice President--Chief Financial Officer and Treasurer effective March 29, 1999.

(j) Represents the market value, on the date of the grant, of 20,000 performance-vesting restricted shares of Common Stock granted to Mr. Erdos on March 29, 1999 in connection with his commencement of employment. The value of these shares as of February 3, 2001, was $539,800. Mr. Erdos' right to 6,666 of these shares vested on March 29, 2000, the one-year anniversary of the date of his employment. Mr. Erdos' right to 6,667 of these shares lapsed on March 29, 2001, and these shares were canceled, as the performance target for fiscal 2000 was not achieved. Mr. Erdos' right to the remaining 6,667 shares vests on March 29, 2002, contingent on the Company achieving the performance target established by the Board of Directors for fiscal year 2001, and subject to Mr. Erdos' continued employment by the Company. Mr. Erdos owns a total of 6,667 restricted shares. In accordance with the terms of the Company's Stock Option Plan, all of such restricted shares will vest upon the occurrence of an "Acceleration Event". Mr. Erdos would be entitled to receive dividends on outstanding restricted shares if any dividends were paid by the Company on its Common Stock.

(k) Represents the market value, on the date of grant, of 3,000 time-vesting restricted shares of Common Stock granted to Mr. Smith on March 10, 2000. The value of these shares as of February 3, 2001 was $80,970. Mr. Smith's right to 1,500 of these shares vests on March 10, 2003 and his right to the remaining 1,500 of the shares vests on March 10, 2004. However, in accordance with the terms of the Company's Stock Option Plan, all of such restricted shares will vest upon the occurrence of an "Acceleration Event". Mr. Smith would be entitled to receive dividends on these restricted shares if any dividends were paid by the Company on its Common Stock. Mr. Smith has no other restricted shares.

     The following table sets forth certain information with respect to stock options awarded during fiscal year 2000 to the named executives listed in Table I above. These option grants are also reflected in Table I. In accordance with Commission rules, the hypothetical realizable values for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                                    TABLE II
                    STOCK OPTIONS GRANTED IN FISCAL YEAR 2000

                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                        OF STOCK PRICE
                                            % OF TOTAL #                                 APPRECIATION
                           # OF SECURITIES  OF OPTIONS                               FOR OPTION TERM (b)
                              UNDERLYING     GRANTED TO      EXERCISE                ----------------------
                               OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION
NAME                          GRANTED (a)   FISCAL 2000     ($/SHARE)      DATE        5%($)        10%($)
----                          -----------   -----------     ---------     -----     -----------   -----------
J. Patrick Spainhour .....     100,000(c)        11.7%       22.2500      01/31/10    3,624,300    5,771,100
Patricia DeRosa ..........     100,000(d)        11.7%       16.8750      02/16/10    2,748,800    4,376,900
                                40,000(e)         4.7%       23.9375      04/15/03    1,559,680    2,483,520
Barry Erdos ..............      18,000            2.1%       23.9375      03/10/10      701,856    1,117,584
Jocelyn F.L. Barandiaran .      15,000            1.8%       23.9375      03/10/10      584,880      931,320
James M. Smith ...........       5,000            0.6%       23.9375      03/10/10      194,960      310,440


----------
(a) Except as provided below in footnotes (c) and (d), options vest 25% per year on each of the first through fourth anniversaries of the date of grant, subject to earlier vesting upon the occurrence of an "Acceleration Event" (as described in the Stock Option Plan).

(b) These columns show the hypothetical realizable value of the options at the end of the ten-year term of the options, assuming that the market price of the Common Stock subject to the options appreciates in value at the annual rate indicated in the table, from the date of grant to the end of the option term.

(c) These options will become exercisable on March 8, 2002, provided the Company shall have achieved certain earnings goals and Mr. Spainhour remains continuously employed by the Company through that date.

(d) These options would have become exercisable over a three year period ending on February 28, 2003, had the Company achieved certain net earning goals and had Ms. DeRosa remained continuously employed by the Company through that date. They were cancelled upon Ms. DeRosa's resignation.

(e) Thirty thousand of these options expire on April 15, 2003, in accordance with Ms. DeRosa's separation agreement. The remaining 10,000 were canceled upon her resignation.

     The following table shows the number of shares of Common Stock acquired by each named executive officer upon the exercise of Company stock options during fiscal year 2000, and the aggregate dollar value realized by such executives upon such exercise, based upon the fair market value of the Common Stock on the date of exercise, as well as the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each named executive officer at the end of fiscal year 2000, and the value of all such options that were "in the money" (i.e., the market price of the Common Stock was greater than the exercise price of the options) at the end of fiscal year 2000.

                                    TABLE III
                    AGGREGATE OPTION EXERCISES IN FISCAL 2000
                        AND FISCAL YEAR END OPTION VALUES

                          NO. OF SHARES    $ VALUE      NUMBER OF SHARES UNDERLYING     $ VALUE OF UNEXERCISED
                           ACQUIRED ON  REALIZED UPON      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           EXERCISE OF  EXERCISE OF       AT END OF FISCAL 2000         AT END OF FISCAL 2000
NAME                      STOCK OPTIONS    OPTIONS      EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE (a)
-----                     ------------     -------       -----------------------    -----------------------------
J. Patrick Spainhour ....      --            --              172,500/497,500              $1,679,025/$588,900
Patricia DeRosa .........      --            --               97,250/61,250                 547,177/149,025
Barry Erdos .............      --            --               6,250/36,750                    --/54,945
Jocelyn F.L. Barandiaran       --            --               6,551/44,684                   24,169/94,057
James M. Smith ..........      --            --               4,873/15,544                   23,452/35,880

----------------
(a) Calculated based on the closing market price of the Common Stock of $26.99 on February 2, 2001, the last trading day in fiscal year 2000, less the amount required to be paid upon exercise of the option.

     As described in the Compensation Committee Report above, under the Company's Long Term Cash Plan, each year the Committee designates a consecutive three-year period as a "performance cycle", and establishes a three-year cumulative earnings per share target that must be achieved by the end of the three-year cycle, in order for incentive compensation to be paid under the plan at the end of the cycle. The following table indicates the incentive compensation payments that the named executives would be entitled to receive under the Long Term Cash Plan, if the Company achieves the performance objectives established by the Compensation Committee for the three-year performance cycle, comprising fiscal years 2000 to 2002, indicated below. Target awards are expressed as a percentage of the named executive officer's annual base salary in effect at the time of payment of the award. Payments under the plan may exceed these target amounts, up to twice the targeted amount, if the Company exceeds the performance objectives, and may be less than the target amounts if the Company does not achieve the performance objectives.

                                    TABLE IV
                   LONG TERM CASH INCENTIVE COMPENSATION PLAN
                         AWARDS IN FISCAL YEAR 2000 (a)

                                               PERFORMANCE
                                  PERCENTAGE     OR OTHER         ESTIMATED FUTURE PAYOUTS UNDER
                                   OF ANNUAL   PERIOD UNTIL         NON-STOCK-PRICE-BASED PLANS (b)
                                    SALARY     MATURATION OR  ---------------------------------------
NAME                                AWARDED        PAYOUT     THRESHOLD (c)    TARGET     MAXIMUM (d)
----                               -------    -------------  -------------   --------    ------------
J. Patrick Spainhour .........        50%       02/01/2003      $413,712      $459,680     $919,360
Patricia DeRosa (e) ..........        40%       02/01/2003       292,032       324,480      648,960
Barry Erdos ..................        30%       02/01/2003       131,414       146,016      292,032
Jocelyn Barandiaran ..........        20%       02/01/2003        50,230        55,811      111,621
James M. Smith ...............        --            --             --            --           --

----------------

(a) Under the terms of the plan, in the event of a change in control of the Company (as defined in the plan), plan participants are entitled to receive, within 30 business days following such change in control, a cash payment in respect of any incomplete three-year performance cycle equal to the amount such participant would have received for such cycle, prorated through the end of the month in which the change in control occurs, and based upon the cumulative earnings per share of the Company ("EPS") for such performance cycle computed as follows: (1) actual EPS for any completed year in such performance cycle, (2) EPS derived from the Board-approved operating budget, for the year in which the change in control occurs, and (3) projected EPS as presented to the Compensation Committee at the time the three-year performance cycle was established, for any years in such performance cycle following the year in which the change in control occurs.

(b) The dollar value of the estimated payout is based on an estimated annual salary at maturation of award.

(c) The minimum amount payable under the plan is 90% of the target award, provided that 90% of the performance target is achieved. In the event that 90% of the performance target is not achieved, no payout is made under this plan.

(d) The maximum amount payable under the plan is 200% of the target award, provided that at least 125% of the performance target is achieved.

(e) Ms. DeRosa is not eligible for any future payments under this plan due to her resignation.

     PENSION PLAN. Since 1989, Ann Taylor has maintained a defined benefit retirement plan (as amended from time to time, the "Pension Plan") for the benefit of its employees and those of its wholly owned subsidiaries, which is intended to qualify under Section 401(a) of the Internal Revenue Code. Originally, the Pension Plan provided for calculation of benefits based on a "cash balance" formula. Effective January 1, 1998, the Pension Plan provides for calculation of benefits based on a "career average" formula instead of a cash balance formula. Under the "career average" formula, each participant's service and annual earnings are used to determine their annual pension accrual. During each participant's first ten years with Ann Taylor, their pension will accrue, for each year of participation in the Pension Plan, at the rate of 1.25% of their current year's pay up to the Social Security Wage Base ("Wage Base") plus 1.6% of any pay that exceeds the Wage Base, up to the maximum amount permitted by the Code. Upon completion of more than 10 years of service, the participant's annual pension accrual increases to 1.6% of the current year's pay, up to the Wage Base, plus 1.95% of any pay over the Wage Base, up to the maximum amount permitted by the Code. Pension benefits are fully vested after five years of service. Under the Code, the annual compensation that may be taken into account for purposes of calculating benefits under the Pension Plan is limited to $170,000 (indexed for inflation). For fiscal 2000, all executives named in Table I have annual compensation which exceeds this figure and the calculation of benefits for these executives is based on the lower plan limitation amount.

     As of December 31, 2000, the estimated monthly retirement benefit, payable as a single life annuity, that would be payable to each of the executives named in Table I who were participants in the Pension Plan during fiscal 2000, assuming (i) no increases in income and (ii) retirement and the commencement of benefit payments at age 65, is as follows: Mr. Spainhour, $4,148; Mr. Erdos, $1,821; Ms. Barandiaran, $7,660; and Mr. Smith, $7,561. These benefits would not be subject to any reduction for social security or other offset amounts. Ms. DeRosa is not entitled to retirement benefits under the Pension Plan because she left the Company before her pension vested.

     EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS. SPAINHOUR EMPLOYMENT AGREEMENT. The Company has an employment agreement with Mr. Spainhour (as amended, the "Spainhour Agreement"), which expires on May 31, 2002, with automatic one-year renewal terms unless either party advises the other that it does not wish to extend the term by delivery of a "Non-renewal Notice" to the other party.

     The Spainhour Agreement provides that Mr. Spainhour is currently entitled to an annual base salary of $850,000. Mr. Spainhour also is entitled to participate in the Company's annual bonus, long term incentive compensation and stock option plans, as well as other Company benefit programs.

     The Spainhour Agreement provides for the grant of an aggregate of 75,000 restricted shares of Company Common Stock under the Company's Stock Option Plan, of which 25,000 shares were awarded in August 1999 and became vested on March 8, 2000. The remaining 50,000 restricted shares, which are performance-vesting, were awarded in March 2000; 25,000 of such restricted shares would have vested on March 8, 2001, but were canceled on that date because the Company failed to achieve the net income goal for fiscal 2000 established under Mr. Spainhour's contract. The remaining 25,000 of such shares will vest on March 8, 2002, provided the Company achieves specified net income goals for fiscal 2001. In accordance with the terms of the Company's Stock Option Plan, all outstanding unvested of such restricted shares will vest upon the occurrence of an "Acceleration Event" (as defined in the Stock Option Plan).

     Under the Spainhour Agreement, Mr. Spainhour was also granted (i) an option to purchase 250,000 shares of Common Stock, at an exercise price of $44.25, which will become exercisable on March 8, 2002, provided Mr. Spainhour remains continuously employed by the Company through that date, (ii) a "super-incentive" performance-vesting stock option to purchase 100,000 shares of Common Stock under the Stock Option Plan at an exercise price of $44.25, which would have vested 50% on each of March 8, 2000 and 2001, if the Company had achieved certain earnings goals. As such goals were not met for fiscal 1999 or 2000, none of these options have vested. The grant also provides for alternative means of vesting of these options if the Company meets other earnings performance goals by March 8, 2002; and (iii) effective January 31, 2000, an additional "super-incentive" non-qualified performance-vesting stock option to purchase 100,000 shares at an exercise price of $22.25, the fair market value of the stock on the date of the grant. This option vests on March 8, 2002, provided that the Company shall have achieved certain earnings goals and provided that Mr. Spainhour remains continuously employed by the Company. Any super-incentive options that do not vest by March 8, 2002 shall be canceled on that date. In accordance with the terms of the Stock Option Plan, all outstanding unvested options will vest and become fully exercisable upon occurrence of an "Acceleration Event".

     In the event of termination of Mr. Spainhour's employment by the Company without Cause, or by Mr. Spainhour for Good Reason (as such terms are defined in the Spainhour Agreement), or if such agreement expires at the end of the term provided for as a result of Non-renewal Notice provided by the Company, Mr. Spainhour shall be entitled to receive, among other things, for the longer of one year or the remaining term of the Spainhour Agreement, an amount representing his salary plus the average of his last three annual bonuses, subject to Mr. Spainhour's compliance with the non-compete and non-solicitation provisions of the Spainhour Agreement. If such termination occurs following a Change in Control of the Company or during the pendency of a Potential Change in Control (as such terms are defined in the Spainhour Agreement), the Company shall instead pay Mr. Spainhour a lump-sum cash payment, in an amount equal to the sum of Mr. Spainhour's base salary plus the average of his last three annual bonuses, multiplied by three. Following a termination by the Company without Cause or by Mr. Spainhour for Good Reason, all options that are exercisable as of the date of termination remain exercisable until the 90th day following the end of the period with respect to which severance is paid. If any payments or benefits received by Mr. Spainhour would be subject to the "golden parachute" excise tax under the Code, the Company has agreed to pay Mr. Spainhour such additional amounts as may be necessary to place him in the same after tax position as if the payments had not been subject to such excise tax.

     DeROSA EMPLOYMENT AND SEPARATION AGREEMENTS. During fiscal 2000, the Company had an employment agreement with Ms. Patricia DeRosa (the "DeRosa Employment Agreement") which provided for her employment as President and Chief Operating Officer of the Company until February 28, 2003.

     Under the terms of the DeRosa Employment Agreement, effective April 1, 2000, Ms. DeRosa was entitled to an annual base salary of not less than $750,000 and was entitled to participate in the Company's annual bonus, long term incentive compensation and stock option plans, as well as other Company benefit programs.

     Under the DeRosa Employment Agreement, Ms. DeRosa was granted a "super-incentive" performance-vesting stock option to acquire 100,000 shares of Common Stock under the Company's Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on February 16, 2000. The options were scheduled to vest with respect to one-third of the shares subject thereto on each of the first, second and third anniversaries of February 28, 2000, provided that the Company met certain earnings per share requirements for fiscal years 2000, 2001 and 2002, respectively. The DeRosa Employment Agreement also provided for alternative means of vesting if the Company met other performance requirements by February 28, 2003. Any super-incentive options that did not vest by February 28, 2003 were to be canceled on that date. In accordance with the terms of the Company's Stock Option Plan, all options granted to Ms. DeRosa would have vested and become fully exercisable upon occurrence of an "Acceleration Event". These options were canceled upon Ms. DeRosa's resignation.

     In addition, in February 2000, the Company further awarded Ms. DeRosa 50,000 performance-vesting restricted shares of Common Stock under the Company's Stock Option Plan. Ms. DeRosa's right to such shares were scheduled to vest with respect to one-third of the grant on each of the first, second and third anniversaries of February 28, 2000, provided that the Company met certain net income requirements for fiscal years 2000, 2001 and 2002, respectively. In accordance with the terms of the Company's Stock Option Plan, the restricted shares would have vested in full upon the occurrence of an "Acceleration Event". Ms. DeRosa would be entitled to receive dividends on these restricted shares if any dividends were paid by the Company on its Common Stock. These shares were canceled upon Ms. DeRosa's resignation.

     In connection with Ms. DeRosa's resignation from her positions, effective January 15, 2001, the Company and Ms. DeRosa entered into a separation agreement (the "DeRosa Separation Agreement" and, collectively with the DeRosa Employment Agreement, the "DeRosa Agreements").

     In accordance with the DeRosa Agreements, Ms. DeRosa will receive an amount representing her base salary of $750,000, payable in monthly installments, for two years following her resignation, and she has received $600,000 under the Company's Long Term Cash Incentive Compensation Plan for the

1998-2000 Performance Cycle. Both of these payments are subject to Ms. DeRosa's compliance with the non-compete and non-solicitation provisions of the DeRosa Agreements.

     Additionally, an aggregate of 158,500 stock options held by Ms. DeRosa at the time of her resignation will remain outstanding until April 15, 2003 (and if not already exercisable, will become exercisable during that period), provided Ms. DeRosa complies with the non-compete and non-solicitation provisions of the DeRosa Agreements.

     ERDOS EMPLOYMENT AGREEMENT. Effective March 7, 2001, the Company and Mr. Barry Erdos entered into an employment agreement in connection with his promotion to Senior Executive Vice President and Chief Operating Officer (the "Erdos Agreement"). The Erdos Agreement, which has a term of three years, provides that Mr. Erdos is entitled to an annual base salary of not less than $525,000. Mr. Erdos is also entitled to participate in the Company's annual bonus, long term incentive compensation and stock option plans, as well as other Company benefit programs. The Erdos Agreement expires on March 7, 2004, with automatic one-year renewal terms unless either party advises the other that it does not wish to extend the term by delivery of a "Non-renewal Notice" to the other party.

     The Erdos Agreement provides for the grant of 25,000 restricted shares of Company Common Stock under the Company's Stock Option Plan. Such shares vest twenty five percent per year on the anniversary of the date of grant. In accordance with the terms of the Company's Stock Option Plan, all outstanding unvested restricted shares will vest upon the occurrence of an "Acceleration Event" (as defined in the Stock Option Plan).

     Under the Erdos Agreement, Mr. Erdos was also granted an option to purchase 75,000 shares of Common Stock, at an exercise price of $25.10, which will become exercisable at the rate of twenty five percent per year on the anniversary of the date of grant, provided Mr. Erdos remains continuously employed by the Company through that date. In accordance with the terms of the Stock Option Plan, all outstanding unvested options will vest and become fully exercisable upon occurrence of an "Acceleration Event".

     In the event of termination of Mr. Erdos' employment by the Company without Cause, or by Mr. Erdos for Good Reason (as such terms are defined in the Erdos Agreement), or if such agreement expires at the end of the term provided for as a result of Non-renewal Notice provided by the Company, Mr. Erdos shall be entitled to receive, among other things, for the longer of one year or the remaining term of the Erdos Agreement, an amount representing his salary, subject to Mr. Erdos' compliance with the non-compete and non-solicitation provisions of the Erdos Agreement. If such termination occurs following a Change in Control of the Company or during the pendency of a Potential Change in Control (as such terms are defined in the Erdos Agreement), the Company shall instead pay Mr. Erdos a lump-sum cash payment, in an amount equal to the sum of Mr. Erdos' base salary plus the average of his last three annual bonuses, multiplied by two and one half. Following a termination by the Company without Cause or by Mr. Erdos for Good Reason, all options that are exercisable as of the date of termination remain exercisable until the 90th day following the end of the period with respect to which severance is paid. If any payments or benefits received by Mr. Erdos would be subject to the "golden parachute" excise tax under the Code, the Company has agreed to pay Mr. Erdos such additional amounts as may be necessary to place him in the same after tax position as if the payments had not been subject to such excise tax.

     CHANGE IN CONTROL AGREEMENTS. Mr. Smith and Ms. Barandiaran, as well as certain other officers and key employees of the Company and its subsidiaries, are eligible to receive benefits under the Company's severance plan in the event of a qualifying termination of their employment within two years following a "change in control" of the Company (as defined in the severance plan). In connection with the execution of his employment agreement (described above), Mr. Erdos' participation in the severance plan ceased.

     A qualifying termination of employment under the severance plan means (1) a termination by the Company other than for "Cause" or (2) a termination by the employee for "Good Reason" (as each such term is defined in the severance plan).

     In the event of a qualifying termination of employment, the Company will pay the executive a cash lump-sum payment equal to the sum of his or her base salary in effect immediately prior to such qualifying termination, plus the average of the annual bonuses earned in the three years immediately preceding the year in which the change in control occurs (or, if higher, the year in which the qualifying termination occurs), multiplied by 2. Following a qualifying termination of employment, the Company will also provide welfare and fringe benefits for 2 years for Ms. Barandiaran and Mr. Smith as if they had continued to be employed by the Company.

     If any payments or benefits made under the severance plan to Ms. Barandiaran or Mr. Smith would be subject to any "golden parachute" excise tax imposed pursuant to the Code, the Company is required to pay such additional amounts as may be necessary to place the executives in the same after-tax position as if the benefits or payments had not been subject to the excise tax.


                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     From time to time, stockholders of the Company submit proposals that they believe should be voted on by the stockholders. The Commission has adopted regulations that govern the inclusion of such proposals in the Company's annual proxy materials.

     In accordance with Rule 14a-8 under the Securities Exchange Act, any stockholder proposals intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company no later than December 4, 2001 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

     Section 10 of Article II of the Company's By-Laws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company other than matters set forth in the Notice of Meeting, such stockholder must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. To be timely for the 2002 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to May 3, 2002, which is the anniversary date of the prior year's meeting (or if the meeting date for the 2002 Annual Meeting is not within thirty days before or after the anniversary date of the prior year's meeting, then not later than the tenth day following the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and address of the stockholder, the class and number of shares of Common Stock beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed.

     Stockholders may recommend, and the Company will consider, candidates for nomination to the Board of Directors. To be considered, such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data, and the written consent of the proposed nominee to serve, if elected. In addition, section 9 of Article II of the Company's By-Laws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company. To be timely for the 2002 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to May 3, 2002, which will be the anniversary date of the prior year's meeting (or if the meeting date for the 2002 Annual Meeting is not within thirty days before or after the anniversary date of the prior year's meeting, then not later than the tenth day following the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including the name, age, address, occupation, and class and number of shares of Common Stock beneficially owned by the proposed nominee and the name, address and class and number of shares of Common Stock beneficially owned by such stockholder.

                             ADDITIONAL INFORMATION

     Copies of the Company's 2000 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. Requests should be addressed to the Secretary, AnnTaylor Stores Corporation, 1372 Broadway, New York, New York 10018.

                                                    ANNTAYLOR STORES CORPORATION

NEW YORK, NEW YORK
April 5, 2001

                                                                       Exhibit A


                          ANNTAYLOR STORES CORPORATION
                             AUDIT COMMITTEE CHARTER

PURPOSE

     The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the Company's audit, accounting and financial reporting processes in order to support the integrity of the Company's financial statements and reports and other accounting functions.

SCOPE

     The Audit Committee's responsibility is oversight and monitoring of the Company's audit, accounting and financial reporting functions and practices, by monitoring, on behalf of the Board, the Company's accounting and financial reporting practices and the Company's system of internal controls; reviewing the financial information and related disclosures that will be provided to shareowners; and communicating regularly with management and the Company's independent outside accountants regarding such matters. The Board of Directors recognizes, however, that in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the work of the independent outside accountants engaged by the Company. The Board of Directors further recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent outside accountants are responsible for auditing those financial statements.

     The Board of Directors is responsible for the appointment (and, when deemed by the Board to be necessary or appropriate, removal and replacement) of the Company's independent outside accountants. The independent accountants are ultimately accountable to the Board of Directors and the Audit Committee.

     The Committee shall also have such other responsibilities or duties as may be assigned to it from time to time by the Board of Directors.

RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee shall:

o Recommend to the Board of Directors the independent outside accountants to be engaged by the Company, approve the compensation of the independent accountants, and review independent accountants' performance, annually.

o Oversee the independence of the Company's outside accountants by reviewing the relationships between the outside accountants and the Company, or any other relationships that may adversely affect the independence of the outside accountants. In connection with this review, the Committee shall ensure that it receives from the outside accountants, at least annually, a written statement delineating all relationships between the accountants and the Company; shall review with the outside accountants any disclosed relationships or services that may affect the accountants' objectivity or independence; and shall recommend to the Board of Directors that it take appropriate action in response to the outside accountants' report to satisfy itself of the outside accountants' independence.

o Review and make a recommendation to the Board of Directors regarding any proposed dismissal or change of the Company's independent accountants.

o Review and approve any appointment, reassignment or dismissal of the Company's director of internal audit recommended by the Company's CFO.

o Consider, at least annually, in consultation with the independent accountants, the director of internal audit and the CFO, the audit scope and plan of both the independent outside accountants and the internal auditor.

o Consider and review with the independent outside accountants, the internal auditor and the CFO the adequacy of the Company's internal controls, and any related significant findings and recommendations of the independent accountants or internal auditor.

o Inquire of management, the director of internal audit, and the independent accountants about significant risks or exposures and assess the steps management is taking to minimize such risk to the Company.

o Understand major accounting policies applied by the Company in its financial reporting, and review with the independent accountants and management any significant developments in accounting rules, and any significant proposed changes in the accounting policies applied by the Company.

o Upon completion of the independent accountants' annual examination of the Company's fiscal year end financial statements, review with management and the independent accountants:

     o  the Company's annual financial statements, including footnotes;

     o the independent accountants' audit of the financial statements and report on the financial statements;

     o any significant changes that were made to the independent accountants' audit plan during the course of their audit, or proposed for the future;

     o  any  difficulties  or  disputes  with  management   encountered  by  the
        independent accountants during the course of their audit; and

     o any other matters required to be communicated to the Audit Committee by the independent accountants under generally accepted auditing standards; and, if such financial statements are found to be acceptable, to recommend to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

o Before their publication, review with the Company's independent accountants and management the Company's quarterly and annual filings to be made with the Securities and Exchange Commission, and any other published documents containing Company financial information, and consider whether the same are consistent with the information contained in the Company's financial statements.

o Meet with the director of internal audit, the independent accountants, and management in separate executive sessions on a regular basis, to discuss any matters that the Committee believes should be discussed privately, and to provide such parties with the opportunity to raise any matters that such parties may believe should be discussed privately.

o Review annually of the type and format of financial information presented to the Board by management, and propose enhancements.

o Review the Audit Committee Charter annually and propose to the Board of Directors revisions, as necessary.

     The Board of Directors acknowledges that the Audit Committee's function is one of oversight and review. The Committee is not expected to conduct an audit of the Company, to define the scope of the independent accountants' audit, to control the Company's accounting practices, or to define the standards to be used in preparation of the Company's financial statements.

AUTHORITY

     The Audit Committee and each of its members is authorized by the Board of Directors to communicate directly and/or privately with members of the Company's management, employees, internal audit staff members and independent outside accountants, and counsel, to the extent the Committee deems nec-essary or appropriate to fulfill its duties. The Committee is authorized to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee is authorized to engage, at the Company's expense, such legal counsel, investigatory services and other expert advice as the Committee may from time to time deem necessary or desirable in connection with the performance of its duties.

COMPOSITION

     The Board of Directors shall appoint from among its members at least three directors who shall constitute the Audit Committee, and shall appoint one such member of the Committee to serve as the Committee's Chair.

     Each member of the Audit Committee (i) shall be a member of the Board of Directors; (ii) shall be free of any relationship with the Company which, in the opinion of the Board of Directors, may interfere with the exercise of their independence from management and the Company; (iii) shall be, in the opinion of the Board of Directors, financially literate or shall become financially literate within a reasonable period of time after appointment to the Committee; and (iv) shall meet the requirements of independence as set forth in Section 303.01(B)(3) of the New York Stock Exchange Listed Company Manual, as amended from time to time. No member of the Committee shall be employed by or affiliated with the Company's independent accountants.

COMMITTEE MEETINGS AND ACTIONS

     The Audit Committee shall meet as often as it deems necessary to fulfill its functions, but in any event not less than four times annually. Meetings shall be scheduled at the discretion of the Chairman of the Committee. At all meetings of the Audit Committee, a majority of the entire Committee shall constitute a quorum for the transaction of business, and the act of a majority of the Committee members present at any meeting at which there is a quorum shall constitute the act of the Committee. The Committee may also take action without a meeting, if all the members of the Committee consent to such action in writing. The minutes of all meetings of the Committee, and any action taken by the Committee by unanimous written consent, shall be filed with the minutes of the proceedings of the Board of Directors.

REPORTING

     The Committee shall report to the Board of Directors from time to time with respect to its activities and its recommendations.

ANNTAYLOR STORES CORPORATION

--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANNTAYLOR STORES CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2001.

The undersigned hereby appoints J. Patrick Spainhour, Barry Erdos and James Smith, and any of them, proxies of the undersigned with full power of substitution to vote all shares of Common Stock, par value $.0068 per share, of AnnTaylor Stores Corporation (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Peninsula Hotel, 700 Fifth Avenue, New York, New York, on May 3, 2001 at 9:00 a.m. local time, and at any adjournment or postponement thereof. Such proxies are directed to vote as set forth on the other side of this card.
--------------------------------------------------------------------------------
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN (A), "FOR" THE PROPOSAL IN (B), AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN (A).

(A)  ELECTION OF THE FOLLOWING NOMINEES AS CLASS I DIRECTORS:
     (01) Robert C. Grayson, (02) Rochelle B. Lazarus, and
     (03) J. Patrick Spainhour
     (for terms to expire at the 2004 annual meeting).

[ ] FOR ALL NOMINEES

[ ] AUTHORITY WITHHELD FOR ALL NOMINEES

AUTHORITY WITHHELD FOR THE FOLLOWING NOMINEES ONLY: (write the name of such nominees in the space provided)

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL IN (B).

(B) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors for the Company for fiscal year 2001.

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

(C) IN THEIR JUDGMENT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS ANNUAL MEETING.

 (Continued and to be signed on other side)

--------------------------------------------------------------------------------

Dated --------------------------------------, 2001

---------------------------------------------------------------

--------------------------------------------------------------- (Signature)

Please mark, date, sign and return this proxy in the enclosed envelope. Please sign as names appear at left. When signing as agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
By checking the box to the right, I consent to future access of the Company's Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any shareholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Company's Common Stock Registrar and Transfer Agent, Mellon Investor Services LLC, Post Office Box 3316, South Hackensack, NJ 07076-3316. I further understand that the costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

                                                                             | |